Exhibit 10.15

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 2nd day of November, 2015 (the “Agreement Date”), by and between Great Lakes Dredge & Dock Corporation (the “Corporation”), with and on behalf of its wholly-owned subsidiary, Great Lakes Environmental & Infrastructure Solutions, LLC (the “Company”), and Christopher P. Shea (“Executive”).

Article I
EMPLOYMENT SERVICES

1.1Term of Employment

.  Executive’s employment under this Agreement shall commence on November 2, 2015 (“Start Date”) and continue until the third annual anniversary of such date, unless terminated earlier pursuant to Article III herein (the “Initial Employment Term”).  The Employment Term shall be extended automatically for successive one-year periods unless, at least 90 days prior to expiration of the Employment Term, either party gives written notice to the other party that he/it does not wish to renew the Agreement (such one year extension(s) and the Initial Employment Term to be, collectively, the “Employment Term”).  The last day of employment for which Executive is compensated as an active employee of the Company shall be referred to as the “Termination Date.”

1.2Position and Duties

.  During the Employment Term, Executive shall hold the position of President of the Environmental & Remediation Division and shall report to the Company’s Chief Executive Officer.  Executive shall perform such duties and responsibilities as are consistent with Executive’s position and as may be reasonably assigned to Executive by the Chief Executive Officer from time to time.  Executive shall devote Executive’s full business time, attention, skill, and energy to the business and affairs of the Company, and shall use Executive’s reasonable best efforts to perform such responsibilities in a diligent, loyal and businesslike manner so as to advance the best interests of the Company.  Executive shall act in conformity with Company’s written and oral policies and within the limits, budgets and business plans set by the Company, and shall adhere to all rules and regulations in effect from time to time relating to the conduct of executives of the Company.  Executive’s office will be at the offices of the Company or its subsidiaries in or near Denver, Colorado, and Executive will be expected to conduct his activities from such office other than when traveling on behalf of the Company.  The Corporation may require, in its sole discretion, that the Executive transfer to the principal executive offices of the Corporation in or near Oak Brook, Illinois, and the exercise of such requirement shall not be deemed a material diminution under Section 3.3. Notwithstanding the foregoing, Executive shall be permitted to devote a reasonable amount of time and effort to civic and charitable organizations and managing personal investments; but only to the extent that such activities, individually or as a whole, do not materially interfere with the execution of Executive’s duties hereunder, or otherwise violate any provision of this Agreement.  Executive shall not become involved in the management of any corporation, partnership or other entity, other than serving on the board of directors of one publicly traded company, without the consent of the Company’s Chief Executive Officer.

1.3Service on Board

.  The Company may require Executive to serve without additional compensation as a member of the Board or as an officer or director of any of the

Company’s subsidiaries.  Any compensation or other remuneration received from such service may be offset against the amounts due hereunder.

Article II
COMPENSATION

2.1Base Salary

.  The Company shall pay Executive an annual base salary of Three Hundred Fifty Thousand Dollars ($350,000) (“Base Salary”), payable in accordance with the general payroll practices of the Company.  The Board will review Executive’s performance and Base Salary annually and may, in its sole discretion, increase Executive’s Base Salary, or decrease it by up to 10 percent if there is a salary reduction affecting substantially all senior executive officers of the Company.

(a)On or prior to the below-listed dates, Executive shall receive one-time non-incentive based “ramp-up” salary bonuses in the amounts set forth below:

(i)March 15, 2016 – Seventy Thousand Dollars ($70,000)

(ii)March 15, 2017 – Fifty Thousand Dollars ($50,000)

(iii)March 15, 2018 – Twenty-Five Thousand Dollars ($25,000)

2.2Incentive Compensation

.

(a)Executive will be eligible to participate in any annual performance bonus plans and long-term incentive plans established and maintained by the Company for its senior executive officers, including, but not limited to, the Annual Bonus Plan or such similar or successor plans as the Company may establish.  The target annual incentive compensation Executive may earn each year is equal to forty percent (40%) of Executive’s Base Salary, unless such amount is adjusted by the Compensation Committee of the Board in its sole discretion.  Such bonus will be paid in accordance with the terms of the Annual Bonus Plan or similar or successor plan.

(b)Notwithstanding the foregoing, for the 2016 fiscal year, Executive will be provided with a minimum guaranteed bonus of $200,000. For each of the 2016 and 2017 fiscal years, Executive’s incentive compensation shall be determined as follows:

(i)In the event the EBITDA of the E&R Division (as defined below) for each of the 2016 or 2017 calendar year equals $12,000,000 for such calendar year, the Company shall pay Executive cash incentive compensation of $300,000;

(ii)In the event the EBITDA of the E&R Division (as defined below) for each of the 2016 or 2017 calendar year equals $15,000,000 for such calendar year, the Company shall pay Executive cash incentive compensation of $600,000; and

(iii)In the event the EBITDA of the E&R Division (as defined below) for each of the 2016 or 2017 calendar year exceeds $15,000,000 for such calendar year, the Company shall pay Executive cash incentive compensation of an additional 1.5% of EBITDA above $15,000,000.

Amounts list in sub-sections (i) through (iii) above are not cumulative. If EBITDA is greater than $12,000,000 but less than $15,000,000, the cash incentive compensation paid to Executive shall be interpolated between $300,000 and $600,000.

(c)For purpose of this Section, the following terms shall have the meaning set forth below:

(i) “EBITDA of the E&R Division” shall mean the combined EBITDA from both Terra Contracting Services, LLC and Magnus Pacific, LLC (“Magnus”).

(ii)“EBITDA” shall be calculated in accordance with Schedule B to the Share Purchase Agreement dated November 4, 2014 by and among Great Lakes Environmental & Infrastructure Solutions, LLC, the Corporation, Magnus and certain other individuals (the “Purchase Agreement”). The “Earnout Periods” described in Schedule B shall correspond to the periods set forth in Section 2.2(b)(i-iii). Schedule B has been provided to Executive for convenience and shall not be used for any other purpose other than pursuant to this Section 2.2(b). Capitalized terms in Schedule B shall have the meaning set forth in the Purchase Agreement.

All determinations pursuant to this Section shall be made by the Corporation’s compensation committee in its sole discretion.

2.3Equity Compensation

.  Executive will be eligible to participate in any equity-based compensation plans established or maintained by the Company for its senior executive officers, including but not limited to the Company’s 2007 Long-Term Incentive Plan and any successor thereto.  The target annual equity compensation Executive may earn each year is equal to forty percent (40%) of Executive’s Base Salary, unless such amount is adjusted by the Compensation Committee of the Board in its sole discretion.

2.4Employee Benefit Plans

.  Executive will be eligible to participate on substantially the same basis as the Company’s other senior executive officers in any employee benefit plans offered by the Company, including, without limitation, the Company’s Supplemental Savings Plan (or any successor thereto),  medical, dental, short-term and long-term disability, life, pension, profit sharing and nonqualified deferred compensation arrangements.  The Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs at any time without recourse by Executive, so long as the Company takes such action generally with respect to other similarly situated senior executive officers.

2.5Vacation

.  Executive will be entitled to twenty days of paid vacation per calendar year, subject to the Company’s vacation policy as in effect from time-to-time.  The Company may, at its discretion, increase (but not decrease) Executive’s vacation entitlement. Executive shall be entitled to six days of paid vacation for the 2015 fiscal year.

2.6Business Expenses

.  The Company will reimburse Executive for all reasonable and necessary business expenses incurred in the performance of services with the Company, according to the Company’s policies and upon Executive’s presentation of an itemized written statement and such verification as the Company may require.

Article III
TERMINATION OF EMPLOYMENT

3.1Voluntary Resignation

. Executive may terminate his employment for any reason by giving the Company 30 days’ prior written notice of a voluntary resignation (“Resignation Date”).  Upon receiving Executive’s notice of intent to resign, the Company may require that Executive cease performing services for the Company at any time before the Resignation Date, so long as the Company continues Executive’s Base Salary under Section 2.1 and employee benefits under Section 2.4 through the Resignation Date.  Except as otherwise provided under law or the terms of any employee benefit plans in which Executive participates, Executive shall not be entitled to receive any compensation or benefits from the Company after the Resignation Date.

3.2Termination by Company with Cause

.  The Company may terminate Executive’s employment for Cause (as defined below) by giving written notice to Executive designating an immediate or future Termination Date.  In the event of a termination for Cause, the Company shall pay Executive his Base Salary under Section 2.1 and employee benefits under Section 2.4 through the Termination Date.  Except as otherwise provided under law or the terms of any employee benefit plans in which Executive participates, Executive shall not be entitled to receive any compensation or benefits from the Company after the Termination Date.

For purposes of this Agreement, “Cause,” as determined by the Company, means: (a) Executive materially breaches Executive’s obligations under an established policy of the Company; (b) Executive commits an act constituting a felony or engages in unethical or immoral conduct that, in the reasonable judgment of the Board, could injure the integrity, character or reputation of the Company; (c) Executive fails, refuses or is unable to perform, or habitually neglects, Executive’s duties and responsibilities hereunder, and continues such failure, refusal, inability or neglect after having been given written notice by the Company that specifies what duties Executive failed to perform and an opportunity to cure of 30 days; (d) Executive commits an act of material dishonesty, misconduct or fraud in connection with his job duties, or otherwise violates a fiduciary duty to the Company; or (e) Executive fails to reasonably cooperate with any audit or investigation involving the Company or its business practices after having been given written notice by the Company that specifies Executive’s failure to cooperate and an opportunity to cure of 15 days.

3.3Termination by Company without Cause

. The Company may terminate Executive’s employment without Cause by giving written notice to Executive designating an immediate or future Termination Date.  Executive’s voluntary resignation of employment due to a material diminution of Executive’s authority, duties or responsibilities shall be treated as a termination by the Company without Cause; provided that, (a) such voluntary resignation occurs within 150 days following the initial occurrence of such diminution, (b) Executive provided written notice of such diminution to the CEO or Board within 90 days of such diminution and (c) the Company failed to cure such diminution within 30 days of receipt of such written notice from Executive.

In the event of a termination without Cause, Executive shall receive from the Company his Base Salary under Section 2.1, pro rata portion (based on days elapsed in the calendar year) of Executive’s annual bonus at the target level under Section 2.2 and the Supplemental Savings Plan benefits, and employee benefits under Section 2.4 through the Termination Date, and shall be eligible to receive the benefits described in Sections 3.3(a) and (b), below (collectively, “Severance Pay”), subject to the requirements set forth in Section 3.6 and Section 3.7.  The period over which the amounts payable in Section 3.3(a)(i) or (a)(ii), as applicable, are payable is referred to as the “Severance Period.”

(a)If Executive is terminated without Cause, the Company will provide the following compensation and benefits to Executive:

(i)A payment equal to 12 months of Executive’s Base Pay, less applicable withholdings.  This amount will be paid in equal installments on each regularly scheduled Company pay date during the 12-month period that begins on the first day immediately after the Release Effective Date, as described in Section 3.6.

(ii)A payment equal to 1.0 times the average of the Executive’s actual annual bonus (on an annualized basis) and the Supplemental Savings Plan benefits over the three years (or shorter period) immediately preceding the Executive’s termination, less applicable withholdings.  Such amount will be paid when all other Company executives receive such payments, if any, but in no event later than March 15 of the year following the Termination Date.

(iii)Continued coverage for Executive (and his spouse and eligible dependents, to the extent they have been provided with coverage on the date immediately prior to the Termination Date and otherwise continue to be eligible for coverage under the terms of the applicable governing documents) under the Company’s medical and dental plans for up to 12 months following the Termination Date.  During the Severance Period, the Company will reduce Executive’s cash Severance Pay by his share of the cost of these benefits, which is fixed at the amount Executive had been paying for such coverage on the date immediately prior to the Termination Date.  After the Severance Period, Executive (and his spouse and eligible dependents, as applicable) will be eligible for continuation coverage under COBRA or other similar state statute.

Notwithstanding the foregoing, the Company may find an alternate way of providing medical and dental plan coverage if, by law or other restrictions outside the control of the Company, continued coverage under the Company’s health plans is not permitted.

(b)If Executive is terminated without Cause at any time during the Employment Term, Executive will receive 12 months of age and vesting credit for any unvested equity awards, measured from the Termination Date.

Except as otherwise provided under law or the terms of any employee benefit plans in which Executive participates, Executive shall not be entitled to receive any additional compensation or benefits from the Company after the Termination Date.

3.4Change in Control

.  If, contemporaneous with or within 18 months after a Change in Control (as defined below), the Company or its successor terminates Executive’s employment other than for Cause, Executive will be eligible to receive, in lieu of those payments provided under Section 3.3(a)(i):  (a) a payment equal to 2.0 times his then current Base Salary plus the average of Executive’s annual bonus over the three (3) year period (or average of shorter period, as applicable; if employment is terminated during the first full fiscal year, a $300,000 bonus shall be used for purposes of calculating Executive’s average bonus) immediately preceding Executive’s termination and (b) the pro rata portion (based on days elapsed in the calendar year) of Executive’s annual bonus at the target level under Section 2.2 (if employment is terminated during the first full fiscal year, a $300,000 bonus shall be used as Executive’s annual bonus at the target level) and the Supplemental Savings Plan benefits earned through the Termination Date as described in Section 3.3(a)(ii) (together, the “Change in Control Payment”), subject to the requirements set forth in Section 3.6.  Subject to Section 3.7, the Change in Control Payment will be made in a lump sum cash payment on the Company’s first regularly scheduled payroll date immediately following the Release Effective Date or, where Release Effective Date could occur in either of two taxable years, on the first regularly scheduled payroll date after the Release Effective Date which occurs in the later calendar year.  In addition, Executive (and his spouse and eligible dependents) will be eligible for the continued health plan coverage described in Section 3.3(a)(iii) for 24 months (followed by eligibility for COBRA) and will receive full vesting credit for all outstanding equity awards consistent with and subject to the limitations of Section 3.8.

For purposes of this Agreement, a “Change in Control” of the Company will be deemed to occur as of the first day that any one or more of the following conditions is satisfied:

(a)The “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”) is accumulated, held or acquired by a Person (as defined in Section 3(a)(9) of the Exchange Act, as modified, and used in Sections 13(d) and 14(d) thereof) (other than the Company; any trustee or other fiduciary holding securities under an employee benefit plan of the Company; holders of capital stock of the Company as of the date hereof or an affiliate thereof; or any corporation owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of stock of the Company); provided, however that any acquisition from the Company or any acquisition pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subparagraph (c) of this paragraph will not be a Change in Control under this subparagraph (a), and provided further, that immediately prior to such accumulation, holding or acquisition, such Person was not a direct or indirect beneficial owner of 25% or more of the Company Voting Securities; or

(b)Within any twelve (12) month period that includes or is after the Start Date, individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(c)Consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (i) more than 60% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Company existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

However, in no event will a Change in Control be deemed to have occurred with respect to Executive if Executive is part of a purchasing group that consummates the Change in Control transaction.  Executive will be deemed “part of a purchasing group” for purposes of the preceding sentence if Executive is an equity participant in the purchasing company or group (except: (a) passive ownership of less than two percent of the stock of the purchasing company or (b) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing members of the Board; provided that, for purposes of the foregoing, participation as a management investor in such purchasing company will not be deemed to be within the exceptions provided for in (a) and (b)).

Notwithstanding anything to contrary, a Change in Control will have occurred only if such change in ownership constitutes a change in control event under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance in effect thereunder (“Section 409A”).

3.5Additional Vesting

.  In addition to any amounts otherwise payable to Executive upon a separation from service, if Executive incurs any of the events below, he will be granted additional vesting, as described below:

(a)Death or Disability.  If Executive dies or becomes permanently disabled (as determined under the Company’s long-term disability plan in which Executive participates), Executive will receive additional vesting credit under each of the Company’s employee benefit plans and outstanding equity awards that have vesting requirements.  Such additional vesting credit shall begin with the date of death or disability period, as applicable, and will equal full vesting credit.

(b)Retirement.  Upon Executive’s Retirement from the Company, Executive will receive vesting of any of his outstanding equity awards according to the terms and conditions of each individual equity award.  If the term “Retirement” is not defined within a particular equity award, or if the award agreement defers to the definition of “Retirement” contained within an employment agreement, then for purposes of that award, “Retirement” shall mean Executive’s termination of employment, other than for Cause (as defined in Section 3.2, above), upon or after having attained age 65 years. Executive must strictly comply with the following requirements to obtain the benefits of this sub-section:

(i)Executive signs a Restrictive Covenant Agreement, in a form satisfactory to the Company, in anticipation of his Retirement, if the Company requests that he do so, within the timeframe given to Executive to sign by the Company; and

(ii)Executive gives the Chief Executive Officer, or Executive’s direct supervisor at the time, at least three months’ prior notice of his Retirement.

(c)Termination by the Company without Cause.  As set forth in Section 3.3.

(d)Change in Control.  As set forth in Section 3.4.

(e)Non-Renewal.  In the event the Company elects not to renew the Agreement and terminates Executive within one year of the end of the Employment Term, Executive will receive full vesting of all of his outstanding equity awards.

If the Company determines that Executive cannot receive such additional vesting credit under the terms of any such employee benefit plan because, for example, Executive is not actually providing any services to the Company, the Company shall provide the value of such additional vesting under an alternate arrangement, such as through the purchase of an individual insurance policy that provides similar benefits or, if applicable, through a nonqualified pension or profit sharing plan.

3.6Execution of Separation Agreement

.  As a condition to receiving the Severance Pay or the Change in Control Payment set forth in Section 3.3 or Section 3.4, respectively, Executive must execute and return to the Company, within sixty (60) days of Executive’s last day of employment with the Company, and not revoke any part of, a separation agreement containing a general release and waiver of claims against the Company and its respective officers, directors, stockholders, employees, and affiliates with respect to Executive’s employment, and other customary terms, in a form and substance reasonably acceptable to the Company.  Such release will become effective on the date the revocation period specified in the separation agreement expires without Executive revoking the separation agreement (the “Release Effective Date”).  Any obligation of the Company to provide the Severance Pay shall cease: (a) upon Executive’s material breach of his contractual obligations to the Company, including those set forth in Article IV or Article V herein, or in the separation agreement; or (b) if, after Executive’s termination, the Company discovers facts and circumstances that would have justified a termination for Cause.

3.7Section 409A

.  While the parties acknowledge that any payments and benefits provided under Article III of this Agreement are intended to be exempt from Section 409A, to the extent (a) further guidance or interpretation is issued by the IRS after the date of this Agreement which would indicate that the payments do not qualify for such exemption or the amount of payments due under Article III increases in a manner to cause certain payments to exceed the limitation available for exempt separation payment and (b) Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) upon the date of Executive's termination of employment, such payments or benefits which are not exempt and would otherwise be payable to Executive prior to the date that is six (6) months following the date of such termination of employment shall be delayed and instead shall be paid to Executive on the first regular payroll date that occurs after the six (6) month anniversary of such date of termination.  For purposes of Section 409A, each installment of Severance Pay under Article III shall be treated as a right to a separate payment.

3.8Excess Parachute Payments

.  Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment” within the meaning of Code Section 280G but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Code Section 4999, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes).

The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 3.8 will not of itself limit or otherwise affect any other rights of Executive other than pursuant to this Agreement.  In the event that any payment or benefit intended to be provided under this Agreement is required to be reduced pursuant to this Section 3.8, the reduction shall be made in the following order:  (a) first reducing, if any, those payments or benefits which have a higher Parachute Value than actual present value, (b) then, to the extent necessary, reducing cash payments or benefits; and (c) then, to the extent necessary, reducing those payments or benefits having the next highest ratio of Parachute Value to actual present value of such payments or benefits as of the date of the change of control (as defined under Code Section 280G). For purposes of this Section 3.8, present value shall be determined in accordance with Section 280G(d)(4) of the Code.  For purposes of this Section 3.8, the “Parachute Value” of a payment or benefit means the present value as of the date of the change of control of the portion of such payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as valued in accordance with Section 280G of the Code any interpretive guidance thereunder.

3.9Removal from any Boards and Positions

.  If Executive’s employment is terminated for any reason under this Agreement, Executive will, immediately upon Executive’s Termination Date, be deemed to have resigned from (a) if a member, the Board as well as the board of directors of any GLDD Entity (as defined below) or any other board to which he has been appointed or nominated by or on behalf of the Company, (b) any position with the Company or any GLDD Entity, including, but not limited to, as an officer of the Company or any GLDD Entity, and (c) any fiduciary positions with respect to the Company’s benefit plans.  In addition, and as a condition to receiving the Severance Pay described in Section 3.3 or the Change in Control Payment described in Section 3.4, Executive shall take any and all necessary steps to effectuate his resignation from such positions.

Article IV
CONFIDENTIALITY AND RESTRICTIVE COVENANTS

4.1Confidential Information

. Executive acknowledges and agrees that the Confidential Information (as defined below) of the Company and its subsidiaries and any other entity related to the Company (each, a “GLDD Entity”) that he obtained during the course of his employment by the Company is the property of the Company or such other GLDD Entity.  Executive will never directly or indirectly, disclose, publish or use any Confidential Information of which Executive has become aware, whether or not such information was developed by him.

All duties and obligations set forth in this Agreement regarding Confidential Information shall be in addition to those which exist under the Illinois Trade Secrets Act and at common law.

As used in this Agreement, “Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or any other GLDD Entity, in connection with its businesses, including but not limited to:

(a)products or services, unannounced products or services, or product or service development information (or other proprietary product or service information);

(b)fees, costs, bids and pricing structures and quotations or proposals given to agents, customers, sureties, suppliers, or prospective customers, agents, sureties, or suppliers, or received from any such person or entity;

(c)accounting or financial records;

(d)strategic business plans;

(e)information system applications or strategies;

(f)customer and vendor lists and employee lists and directories;

(g)marketing plans, bidding strategies and processes, and negotiation strategies, whether past, current, or future;

(h)accounting and business methods;

(i)legal advice and/or attorney work product;

(j)trade secrets and other proprietary information;

(k)information, analysis or strategies regarding acquisitions, mergers, other business combinations, divestitures, recapitalizations, or new ventures; and

(l)nonpublic information that was acquired by Executive concerning the requirements and specifications of the Company’s or any other GLDD Entity’s agents, vendors, contractors, customers, or potential customers.

Notwithstanding anything to the contrary, Confidential Information does not include any information that: (i) is publicly disclosed by law or pursuant to, and to the extent required by, an order of a court of competent jurisdiction or governmental agency; (ii) becomes publicly available through no fault of Executive; or (iii) has been published in a form generally available to the public before Executive proposes to disclose, publish, or use such information.

4.2Non-Competition

.  During the Employment Term and for the 12-month period following the Termination Date (the “Restricted Period”), Executive will not, on behalf of himself or any other entity, have an ownership interest in or become employed or engaged by, or otherwise participate in or render services to, any business or enterprise (including, without limitation, any division, group or franchise of a larger organization) within the Geographical Area (as defined below) that engages in any dredging, environmental or remediation or any other business engaged in by the Company; provided, however, that this restriction shall not prohibit Executive from (a) passive beneficial ownership of less than three percent of any class of securities of a publicly-held corporation whose stock is traded on a U.S. national securities exchange or traded in the over-the-counter market or (b) Executive’s employment or engagement with an entity in any position where Executive would not be providing any services of the type provided by Executive to the Company in the 12 months immediately preceding the termination of the Employment Term.  For the purpose of this provision, “Geographical Area” means North America, Central America, South America, the Caribbean, the Middle East, Africa, India, Australia, and Asia.  Notwithstanding anything in this Article IV to the contrary, Executive may, at any time during the Restricted Period, provide written notice to the Company that (i) describes a particular business or employment opportunity that he is interested in pursuing or in which he may wish to engage, and (ii) request that the Company agree that the opportunity so described would not violate this Section 4.2.  Within a reasonable time, the Company will send Executive a written response, indicating whether or not the Company consents to Executive engaging in the opportunity described in his notice. In the event the Employment Term is not renewed in accordance with Section 1.1, the Executive shall not be bound by this Section 4.2 unless the Company pays Executive severance compensation or salary continuation.

4.3Non-Solicitation

.  During the Restricted Period, Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of Company), directly or indirectly, on Executive’s own behalf or for any other person or entity:  (a) solicit for employment, hire or engage, or attempt to solicit for employment, hire or engage, any person who is or was employed by the Company within the six (6) month period prior to the solicitation, hire or engagement or (b) otherwise interfere with the relationship between any such person and the Company.

4.4Non-Interference with Business Relationships

.  During the Restricted Period, Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of the Company), directly or indirectly, on Executive’s own behalf or for any other person or entity:  (a) solicit, for a purpose related to a competitive activity (i.e., an activity prohibited by Section 4.2), any customer, vendor or agent of the Company that was doing business with the Company during the six month period prior to the solicitation or (b) induce, or attempt to induce, any customer, vendor or agent of the Company to reduce or cease doing business with the Company, or otherwise interfere with the relationship between such entity and the Company.

4.5Equitable Modification

.  If any court of competent jurisdiction shall deem any provision in this Article IV too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.

4.6Remedies

.  Executive acknowledges that the agreements and covenants contained in this Article IV are essential to protect the Company and its business and are a condition precedent to entering into this Agreement.  Should Executive breach any covenants in this Article IV, then among other remedies, the duration of the covenant shall be extended by the period of any such breach.  Executive agrees that irreparable harm would result from Executive’s breach or threat to breach any provision of this Article IV, and that monetary damages alone would not provide adequate relief to the Company for the harm incurred.  Executive agrees that in addition to money damages, the Company shall be entitled to seek and obtain temporary, preliminary, and permanent injunctive relief restraining Executive from committing or continuing any breach without being required to post a bond.  Without limiting the foregoing, upon a breach by Executive of any provision of this Article IV, any outstanding Severance Pay shall cease and be forfeited, and Executive shall immediately reimburse the Company for any Severance Pay previously paid.

Article V
POST-TERMINATION OBLIGATIONS

5.1Return of Company Materials

.  No later than three (3) business days following the termination of Executive’s employment for any reason, Executive shall return to the Company all Company property that is then in Executive’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware and software, documents, records, policies, marketing information, design information, specifications and plans, data base information and lists, and any other property or information that Executive has or had relating to the Company (whether those materials are in paper or computer-stored form), and including but not limited to any documents containing, summarizing, or describing any Confidential Information, and all passwords and/or access codes necessary to access such property or information.

5.2Executive Assistance

.  During Executive’s employment with the Company and for a period of 12 months after the termination, for whatever reason, of such employment, Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive’s possession or control, and cooperate with the Company in any reasonable manner that the Company may request, including without limitation conferring with the Company with regard to any litigation, claim or other dispute in which the Company is or may become a party. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling Executive’s obligations under this Section 5.2, provided that Executive furnishes the Company with adequate documentary evidence, consistent with Company policy, of such expenses no later than 30 days following the date on which the expense was incurred.  Within 30 days of receiving such evidence, the Company will make any such reimbursement.

Article VI
MISCELLANEOUS

6.1Notices

.  Any and all notices, consents or other communications required or permitted to be sent or given hereunder shall be in writing and shall be deemed properly served if (a) delivered personally, in which case the date of such notice shall be the date of delivery; (b) delivered to a nationally recognized overnight courier service, in which case the date of delivery shall be the next business day; or (c) sent by facsimile transmission (with a copy sent by first-class mail), in which case the date of delivery shall be the date of transmission, or if after 5:00 P.M., the next business day. If not personally delivered, notice shall be sent using the addresses set forth below:

If to Executive:

Christopher P. Shea

XXXXXXXXXXXXXXX

XXXXXXXXXXXXXXX

Email: XXXXXXXXXXXXXXX

Telephone: XXXXXXXXXXXXXXX

If to the Company:

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, IL 60523

Attn: Chief Executive Officer

Fax: (630) 574-3007

Email: JWBerger@gldd.com

Telephone: (630) 574-3485

with a copy to:

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, IL 60523

Attn: Chief Legal Officer

Fax: (630) 574-3007

Email: kmlavoy@gldd.com

Telephone: (630) 574-3468

6.2Company Stock Retention

.  Executive shall be subject to the Company’s stock retention guidelines and policies in effect from time-to-time.

6.3Withholding

.  The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law, or any other amounts due and owing to the Company from Executive.

6.4Successors and Assigns

.  This Agreement shall not be assignable by Executive without the Company’s written consent.  The Company may unilaterally assign this Agreement to any successor employer or corporation or entity that purchases substantially all of the assets of or succeeds to the business of the Company.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns.

6.5No Waiver

.  No failure or delay by the Company or Executive in enforcing or exercising any right or remedy hereunder will operate as a waiver thereof.  No modification or waiver of this Agreement or consent to any departure by Executive from any of the terms or conditions thereof, will be effective unless in writing and signed by the Company’s Chief

Executive Officer.  Any such waiver or consent will be effective only in the specific instance and for the purpose for which given.

6.6Severability; Survivability

.  If any term or provision of this Agreement shall be held to be invalid or unenforceable, the remaining terms and provisions hereof shall not be affected thereby and shall be enforced to the fullest extent permitted under law.  Executive’s obligations in Articles IV and V shall survive and continue in full force notwithstanding the termination of this Agreement or Executive’s employment for any reason.

6.7Execution in Counterparts

.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which together shall be considered one and the same agreement.

6.8Governing Law; Waiver of Jury

.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to its conflict of law principles.  For the purposes of any suit, action or other proceeding arising out of this Agreement or with respect to Executive’s employment hereunder, the parties:  (a) agree to submit disputes to the exclusive jurisdiction of the federal or state courts located in Cook County, Illinois; and (b) waive any objection to personal jurisdiction or venue in such jurisdiction, and agree not to plead or claim forum non conveniens; and (c) waive their respective rights to a jury trial of any claims and any causes of action, and agree to have any matter heard and decided solely by the court.

6.9Construction

.  The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company.  The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of the provision.

6.10Entire Agreement; Amendments

.  This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior agreements, understandings, offer letters, or letters of intent with regard to the subject matter contained herein between the parties hereto.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.

[SIGNATURES FOLLOW ON NEXT PAGE]

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Employment Agreement as of the date first set forth above.

CHRISTOPHER P. SHEA /s/ Christopher P. Shea	GREAT LAKES DREDGE & DOCK CORPORATION By: /s/ Jonathan W. Berger Chief Executive Officer